Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Thursday, November 8, 2007

(713) 651–4300

KEY ENERGY ANNOUNCES SEPTEMBER QUARTERLY RESULTS

AND PROVIDES BUSINESS OUTLOOK

HOUSTON, TX, November 8, 2007 – Key Energy Services, Inc. (NYSE: KEG) announced its results for the quarter and nine months ended September 30, 2007 and announced that it will host its earning conference call tomorrow morning at 11:00am ET. The Company also announced that it will permit holders of its outstanding warrants the opportunity to exercise their warrants under the “Cashless Exercise” provisions of the warrants.

September Quarter and Nine Month Results

Revenue for the quarter ended September 30, 2007 totaled $414.0 million, compared with revenue of $417.6 million from the quarter ended September 30, 2006. Earnings per fully diluted share for the quarter ended September 30, 2007 totaled $0.27 compared to $0.45 for the quarter ended September 30, 2006. The year-over-year decrease in revenue is the result of lower revenue in the Company’s well servicing segment, offset partially by higher revenue in the Company’s pressure pumping segment. Revenues for the well servicing segment decreased due to lower rig and trucking hours while revenue for the pressure pumping segment increased primarily due to increased frac jobs resulting from additional pressure pumping equipment. The decrease in earnings per fully diluted share is the result of higher general and administrative expense, which is largely attributable to increased professional fees associated with the Company’s financial reporting process and internal controls, as well as the result of increased direct costs. In addition, the September 2006 quarter benefited from $7.3 million of one-time legal settlements. Quarterly operational activity data is provided in the table below.

1301 McKinney Street, Suite 1800, Houston, TX 77010

	For the quarter ending
	September 30, 2007	June 30, 2007	September 30, 2006
Rig Hours	597,600	611,900	677,300
Trucking Hours	570,400	583,100	587,100
Frac Jobs	535	531	405

The consolidated gross margin for the Company totaled 37.8% for the September 2007 quarter, compared to 43.2% for the September 2006 quarter. The margin compression is primarily the result of lower margins in the pressure pumping segment caused by lower pricing and higher direct costs. In addition, lower utilization of the Company’s well service rig and trucking fleet also impacted the Company’s gross margin, although overall pricing in both the Company’s well service rig and fluid services business was stable. General and administrative expenses for the quarter totaled $56.6 million compared to $43.6 million in the same quarter last year. The September 2006 quarterly general and administrative expense included a $7.3 million benefit relating to legal settlements. The September 2007 quarterly general and administrative expense includes approximately $7 million of financial reporting-related fees.

Revenue for the nine months ended September 30, 2007 was a record, totaling $1,233.4 million, compared with revenue of $1,137.6 million for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, the Company generated record earnings, as earnings per fully diluted share totaled $1.02 compared to $0.97 for the nine months ended September 30, 2006. The year-over-year improvements in revenue and earnings are attributable to increased activity in the pressure pumping segment and improved pricing in our well service segment. Results for the nine months ended September 30, 2007 were adversely affected as the Company could not recognize approximately $5.0 million of revenue associated with one of the Company’s Argentine customers.

Commenting on the quarterly and year-to-date results, Dick Alario, Chairman and CEO, stated, “Our third quarter operating results reflect the continued high professional fees which are now declining as well as the impact of new capacity in our markets, which we anticipate will continue to enter the market on a limited basis over the next few quarters. We have been addressing and will continue to address the capacity-related challenges by reducing our capital expenditures, focusing on cost efficiencies and identifying and executing on acquisition opportunities. Our nine month results reflect the favorable market conditions, including our investment in our pressure pumping fleet and our pricing strategy in the well servicing segment.”

Business Outlook

Activity levels in the fourth quarter will be impacted by typical seasonal factors, including fewer daylight hours and holidays. We anticipate that the seasonal decline in our well service rig hours will be offset by the incremental hours generated by our recent acquisition of the Moncla Companies. Well service rig hours are expected to total between 580,000 and 600,000 while our trucking hours are expected to total between 535,000 and 555,000. Activity in our pressure pumping segment should be down slightly in the fourth quarter, which is largely a function of seasonal factors, although we do anticipate modest pricing erosion. Within our fishing and rental services segment, we anticipate stable performance as seasonal factors are expected to be offset by new equipment. Revenue for fourth quarter is expected to range between $410 million and $420 million. This estimate assumes no abnormal weather conditions which could negatively impact our business.

Commenting on the fourth quarter outlook, Mr. Alario stated, “While we do not intend, on a recurring basis, to provide formal quarterly guidance, we felt it was important to give investors our belief as to operating results for this particular quarter as we experience, and deal with, the increased capacity in all of our business segments but also benefit from the expected contribution from our recent acquisition of the Moncla Companies. We normally experience declines in revenue and operating income during the fourth quarter; however, this year we believe that our revenue and operating income should be sequentially level and potentially better given our ongoing initiatives.”

Mr. Alario continued, “We are now beginning our budgeting process for 2008 and our expectation is favorable. We anticipate a reduction in our general and administrative expenses as our financial reporting costs begin to decline, and we see good opportunities to grow the revenue line. In addition to the contribution from the Moncla Companies, we expect to see continued growth in our cased-hole wireline business, and we are planning to deploy an incremental three rigs to Mexico in the first quarter. Further, we are focused on reducing our capital expenditure program which will enable us to provide more capital to acquisitions and our share repurchase program. Collectively, we believe these initiatives combined with our focus on cost efficiencies should position the Company for good performance next year.”

Warrant Holders

Holders of Key’s outstanding 1999 warrants to purchase common stock may exercise their warrants under the “Cashless Exercise” provisions of the warrants.  The Company will issue shares of common stock upon Cashless Exercise pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and the common stock received in the exchange will be freely tradable.  This opportunity to do Cashless Exercises will remain open through expiration of the warrants on January 15, 2009.

Conference Call

The Company will hold an investor conference call tomorrow at 11:00 am ET. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Conference Call.” International callers should dial (706) 679-7045. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available tomorrow afternoon beginning at 3:00 pm ET and will be available for one week. To access the replay, please call (800) 642-1687. The access code for the replay is 21854404.

	Three Months Ended		Nine Months Ended
	September 30, (Unaudited)		September 30, (Unaudited)
(Thousands, except per share data)	2007	2006	2007	2006

REVENUES:
Well servicing	$311,304	$323,655	$931,289	$884,962
Pressure pumping	77,112	69,038	228,478	181,035
Fishing and rental services	25,551	24,907	73,629	71,596
TOTAL REVENUES	413,967	417,600	1,233,396	1,137,593

COSTS AND EXPENSES:
Well servicing	193,151	185,486	545,983	536,000
Pressure pumping	49,357	37,305	143,299	97,764
Fishing and rental services	14,974	14,610	41,934	42,318
Depreciation and amortization	31,185	30,192	91,483	85,930
General and administrative	56,569	43,624	164,787	142,042
Interest expense	7,914	10,410	26,231	29,017
Loss (gain) on sale of assets, net	2,398	(817)	1,945	(3,062)
Interest income	(1,851)	(1,841)	(5,589)	(3,868)
Other, net	438	(191)	326	280
TOTAL COSTS AND EXPENSES	354,135	318,778	1,010,399	926,421
Income before income taxes	59,832	98,822	222,997	211,172
Income tax expense	(23,936)	(37,937)	(86,775)	(80,641)
NET INCOME	$35,896	$60,885	$136,222	$130,531

EARNINGS PER SHARE:
Net income
Basic	$0.27	$0.46	$1.03	$0.99
Diluted	$0.27	$0.45	$1.02	$0.97

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	131,738	131,291	131,665	131,322
Diluted	133,808	134,187	133,955	134,564

	September 30, 2007	December 31, 2006
Select Balance Sheet Data:	(In thousands – Unaudited)	(In thousands – Unaudited)

Current Assets:
Cash and cash equivalents	$45,736	$88,375
Short term investments	110,156	61,767
Accounts receivable, net of allowance for doubtful accounts	296,803	272,382
Other current assets	75,611	66,082
TOTAL CURRENT ASSETS	$528,306	$488,606

Current Liabilities:
Accounts payable	$16,147	$15,294
Accrued liabilities	179,987	192,100
Current portion of long-term debt and capital lease obligations	15,942	15,714
TOTAL CURRENT LIABILITIES	$212,076	$223,108

Long-term debt, less current portion	$389,191	$392,000

Capital lease obligations, less current portion	16,798	14,080

Non-current accrued expenses	22,188	21,256

Stockholder’s Equity	$868,804	$730,511

Select Cash Flow Data:	Nine Months Ended September 30, 2007 (In thousands - Unaudited)	Nine Months Ended September 30, 2006 (In thousands — Unaudited)

Net cash provided by operating activities	$190,223	$194,056
Net cash used in investing activities	(218,932)	(167,603)
Net cash used in financing activities	(13,947)	(13,850)
Effect of exchange rates on cash	17	(633)
Net (decrease) increase in cash and cash equivalents	(42,639)	11,970
Cash and cash equivalents, beginning of period	88,375	94,170
Cash and cash equivalents, end of period	45,736	106,140
Marketable securities	$110,156	$61,767

SUPPLEMENTAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2007	2006	2007	2006

Net Income	$35,896	$60,885	$136,222	$130,531
Income tax expense	23,936	37,937	86,775	80,641
Loss (Gain) on sale of assets	2,398	(817)	1,945	(3,062)
Other expense (income), net	438	(191)	326	280
Interest income	(1,851)	(1,841)	(5,589)	(3,868)
Interest expense	7,914	10,410	26,231	29,017
Depreciation and amortization expense	31,185	30,192	91,483	85,930
Adjusted EBITDA	$99,916	$136,575	$337,393	$319,469

“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, other expense (income), net, losses on early extinguishment of debt, losses (gains) on sale of assets and loss from discontinued operations, net of tax. Our calculation of Adjusted EBITDA excludes loss (gain) on sale of assets and other expense (income), net. Management does not include these items as it believes that they are either non-recurring or not representative of our core operations. Other expense (income), net generally represents our minority investment in IROC Energy Services, Corp. As a minority shareholder in IROC, we cannot directly impact the performance of that investment. Further, management believes that most investors exclude loss (gain) on sale of assets, net from customary EBITDA calculations as that item is often viewed as non-recurring and not reflective of ongoing financial performance.

Adjusted EBITDA is a Non-GAAP measure that is used as a supplemental financial measure by our management and directors and by external users of our financial statements, such as investors, to assess:

•                  The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  The ability of our assets to generate cash sufficient to pay interest on our indebtedness; and

•                  Our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.

Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA as an analytical tool include:

•                  Adjusted EBITDA does not reflect our current or future requirements for capital expenditures or capital commitments;

•                  Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on our debt;

•                  Adjusted EBITDA does not reflect income taxes;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that the Company will be unable to complete its new capital investment plan, including that it will be unable to complete acquisitions and integrate acquired operations and that it will be unable to secure new debt financing on acceptable terms and conditions in order to enable it to complete acquisitions or repurchase stock, or to satisfy the conditions to any financing commitment; risks that we will be unable to recognize revenue from an Argentine customer; possible legal consequences of failure to file compliant SEC filings for 2003, 2004 and 2005;  possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, possible over supply of new rigs coming into the market and weather risk; and risks that the Company will be unable to achieve budgeted financial targets  or cost reductions; risks related to the Company’s Mexican operations, including whether the Company will be able to achieve growth targets; and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.  Readers should also refer to the section entitled “Risk Factors” in the 2006 Annual Report on Form 10-K filed August 13, 2007 for a discussion of risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission